                                                                    EXHIBIT 99.1

                          [FORM OF TRUE SALE OPINION]



[addressees]

          Re:  Education Loans Incorporated
               Student Loan Asset-Backed Callable Notes, Series 1997-1

Ladies and Gentlemen:

          We have acted as counsel for Education Loans Incorporated, a South Dakota nonprofit corporation (the "Original Issuer"), in connection with the issuance of $923,470,000 aggregate principal amount of Student Loan Asset-Backed Callable Notes, Series 1997-1 (the "Series 1997-1 Notes") pursuant to the Indenture of Trust, dated as of July 1, 1997 (the "Indenture"), between the Original Issuer and First Bank National Association, as Trustee (the "Trustee"). The Series 1997-1 Notes will be payable from and secured by the Financed Student Loans, funds and investments on deposit in the trust funds and accounts held under the Indenture, and certain related rights and property (the "Trust Estate"). All capitalized terms used herein and not defined herein have the meanings assigned to them in the Indenture.

          In connection with an election under Section 150(d)(3) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), to terminate its status as a corporation described in Section 150(d), the Original Issuer will enter into a Contribution Agreement, dated as of _____________, 1997 (the "Contribution Agreement"), with Student Loan Finance Corporation, a newly organized South Dakota corporation and a wholly owned subsidiary of the Original Issuer ("SLFC"), and Education Loans Incorporated, a newly organized Delaware corporation and a wholly owned subsidiary of SLFC (the "Corporation"), pursuant to which (i) the Original Issuer will transfer all of its student loans and certain other assets (including all of the Original Issuer's rights and interest in the Financed Student Loans and the other assets comprising the Trust Estate) to SLFC and SLFC will agree to assume (by entering into an assumption agreement with the Original Issuer and the Trustee) all of the Original Issuer's obligations with respect to the Series 1997-1 Notes, the Indenture, the Trust Estate and all related contracts, and (ii) immediately upon such transfer, SLFC will transfer all its rights and interest in the Financed Student Loans and other assets comprising the Trust Estate to the Corporation and the Corporation will agree to assume (by entering into an assumption agreement with SLFC and the Trustee) all of SLFC's obligations with respect to the Series 1997-1 Notes, the Indenture, the Trust Estate and all related contracts. The Original Issuer will transfer such assets to SLFC without recourse, and will be released from all obligations under the Indenture or otherwise with respect to the Series 1997-1 Notes. SLFC will transfer such assets to the Corporation without recourse, and will be released from all obligations under the Indenture or otherwise with respect to the Series 1997-1 Notes. The Corporation, SLFC and the Trustee will enter into a
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Servicing Agreement, dated as of July 1, 1997 (the "SLFC Servicing Agreement"), pursuant to which SLFC will be obligated to service the Financed Student Loans and to administer the student loan acquisition program being financed with the proceeds of the Series 1997-1 Notes.

          The Original Issuer has requested that we provide to you our opinion whether the transfers by the Original Issuer to SLFC, and by SLFC to the Corporation, of the Financed Student Loans and the other assets comprising the Trust Estate could be recharacterized as a pledge by the Original Issuer or SLFC, as applicable, to secure borrowings, rather than a sale by the Original Issuer or SLFC, as applicable, of such assets, in the event that either the Original Issuer or SLFC became a debtor in a case under the United States Bankruptcy Code (the "Bankruptcy Code"). In rendering such opinion, we have examined the Indenture, the Contribution Agreement, the Servicing Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein.


                             I. Legal Background.

          It is important to note that, in view of the lack of authoritative case law directly on point, it is not possible to predict with certainty the outcome if a court were to consider the proper characterization of the Original Issuer's and SLFC's transfers of the Financed Student Loans and the other assets comprising the Trust Estate. In determining whether a particular transfer is properly characterized as a sale or a loan, courts have examined and analyzed a variety of factors which they have deemed relevant. While these courts have set forth the factors considered to be indicative of either a sale or a loan, they generally have provided little or no analysis of why a particular factor or combination of factors was held to be determinative./1/ In addition, the courts have differed in the importance and relative weight to be accorded to these factual elements, so that their decisions do not provide strong guidance for the application of consistently applied or well developed legal doctrines./2/ Accordingly, our analysis is based upon a review of

-----------------------
/1/ There is strong authority for the proposition that the party asserting that a transaction structured as a sale is in reality a loan must establish that fact by evidence which is clear and convincing. In re Candy Lane Corp., 38 B.R. 571, 577 (Bankr. S.D.N.Y. 1984) (citing Cross v. A.G.V. Assocs., Inc., 340 F.2d 42, 44 (2d Cir. 1964), cert. denied, 381 U.S. 913 (1965)); A.B. Lewis Co. v.
National Inv. Corp., 421 S.W.2d 723, 729 (Tex. Civ. App. 1967); see also Fox v. Peck Iron & Metal Co., 25 B.R. 674, 688 (Bankr. S.D. Cal. 1982). But see In re Hurricane Elkhorn Coal Corp. II, 19 B.R. 609, 618 (Bankr. W.D. Ky. 1982), modified on other grounds, 32 B.R. 737 (W.D. Ky. 1983) (there is a "presumption of includability in the estate, leaving it to the property claimant, even the possessory claimant, to rebut the presumption. . .").

/2/ Moreover, with respect to the subject transaction, a court may exercise its equitable authority to deem significant in its "characterization" analysis facts or circumstances which do not exist as of the date hereof.
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existing case law, decided under the laws of various jurisdictions,/3/ which we believe may be applicable by analogy but which would not necessarily be deemed controlling by a court exercising jurisdiction under the Bankruptcy Code of a proceeding instituted with respect to the Original Issuer or SLFC.

          Although no single factor is considered to be determinative in the characterization analysis, the several factors which courts have considered in their analysis generally concentrate on (a) the intent of the parties to the transaction and (b) the economic substance of the transaction. Although categorization of the factual elements assists in the review of case law, within each such category the analysis is the same: an attempt to determine the true nature of a particular transaction. Moreover, unless all of the factual elements in a given transaction are indicative of either a sale or a loan, the determination of its true nature, as discussed below, almost invariably requires a balancing of factors to ascertain whether the transaction more closely resembles a sale or a loan.

          In determining whether a challenged transfer is properly characterized as a loan or a sale, courts frequently refer to the intent of the parties to the transaction. See, e.g., In re Candy Lane Corp., supra note 1, 38 B.R. at 576 (noting that under the Uniform Commercial Code, "the intent of the parties governs whether a particular document or transaction creates a security interest"); In re Lemons & Associates Inc., 67 B.R. 198, 210 (Bankr. D. Nev.
1986); see also In re Armando Gerstel, Inc., 65 B.R. 602, 604 (Bankr. S.D. Fla.
1986). The courts' analysis of the parties' intent is consistent with and reflects recognition of the express provisions of (S) 9-102(1)(a) of the Uniform Commercial Code of the State of South Dakota (codified at South Dakota Codified Laws Title 57A)(hereinafter cited as "South Dakota U.C.C."), which provides that
Article 9 applies to "any transaction (regardless of its form) which is intended to create a security interest in personal property . . ." (emphasis added). However, neither this provision nor any other relevant provision in the Uniform Commercial Code resolves the characterization issue. As noted by the Third Circuit in Major's Furniture Mart, Inc. v. Castle Credit Corp. Inc., 602 F.2d 538, 543 (3rd Cir. 1979) (hereinafter referred to as "Major's Furniture"):

     [T]he [Uniform Commercial] Code does not provide assistance in distinguishing between the character [sale or loan] of such transactions. This determination, as to whether a particular assignment constitutes a sale or a transfer for security, is left to the courts for decision.

-----------------------
/3/ The case law strongly suggests that the determination of whether a transfer of property is properly characterized as a sale or a loan - and consequently excluded from or included in the debtor-transferor's estate - is ultimately governed by applicable state property law. See Butner v. United States, 440 U.S. 48, 54 (1979) ("Congress has generally left the determination of property rights in the assets of a bankrupt's estate to state law"); see also Barnhill v. Johnson, 112 S. Ct. 1386, 1389 (1992) ("In the absence of any controlling federal law, 'property' and 'interests in property' are creatures of state law"); In re Loanors Equip. Supply Co., 861 F.2d 241, 244 (9th Cir. 1988) ("Whether a debtor in possession has an interest in property is determined by state law").
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See also In re Evergreen Valley Resort, Inc., 23 B.R. 659, 661 (Bankr. D. Me.
1982); but see Octagon Gas Systems Inc. v. Rimmer (In re Meridian Reserve, Inc.), 995 F.2d 948, 956-57, 957 n.9 (10th Cir.), cert. denied, 114 S. Ct. 554
(1993)./4/

          While the parties' subjective intent to consummate a sale may be manifest in the language employed in the operative documents, it is well established that courts often will ignore the "labels" used by the parties and conduct an independent examination of the objective intent or true nature of the transaction. See In re The Woodson Co., 813 F.2d 266, 272 (9th Cir. 1987) ("Simply calling transactions 'sales' does not make them so. Labels cannot change the true nature of the underlying transactions"); In re Joseph Kanner Hat Co., Inc., 482 F.2d 937, 940 (2d Cir. 1973) ("courts will determine the true nature of a security transaction, and will not be prevented from exercising their function of judicial review by the form of words the parties may have chosen") (quoting 1 Gilmore, Security Interests in Personal Property (1965) (S) 2.6, at 47);/5/ In re Evergreen Valley Resort Inc., supra, 23 B.R. at 661 ("the label attached to the transaction by the parties does not control"); People v. Service Inst., Inc., 101 Misc.2d 549, 421 N.Y.S.2d 325, 326 (N.Y. Sup. Ct. 1979)
("The mere fact that a transaction may have been denominated a sale rather than a loan is not determinative"); see also Major's Furniture, supra, 602

-----------------------
/4/ The Octagon Gas court held that accounts sold by a debtor prior to filing for bankruptcy, though subject to the rights and interests of the purchaser, nevertheless remain property of the debtor's bankruptcy estate under the combined workings of Article 9 of the Oklahoma Uniform Commercial Code and Bankruptcy Code (S) 541. The court concluded that because Article 9 treats the interest transferred in a sale of accounts as a form of "security interest," the seller of accounts does not part with all transferable rights in the accounts even following an absolute assignment. 995 F.2d at 956. We do not believe that a bankruptcy court properly applying the principles of Article 9 and the Bankruptcy Code in a proceeding in which the Original Issuer or SLFC was the debtor should follow Octagon Gas. The Official Comments to Article 9 explain that the definitional labels employed by Article 9 were specifically chosen to avoid reference to existing law. See Uniform Commercial Code (S) 9-105, Official Comments 1 (providing rationale for use of uniform definitional terms). Thus, although the interest held by a buyer of chattel paper or accounts is termed a "security interest" for the purposes of applying Article 9 perfection rules, this label should not transform the underlying substantive nature of an absolute conveyance of chattel paper or accounts under South Dakota law. Moreover, Article 9 itself recognizes that there may be a true sale of chattel paper or accounts. See Uniform Commercial Code (S) 9-502, Official Comment 4 ("[Article 9] recognizes that there may be a true sale of accounts or chattel paper . . . .  The determination whether a particular assignment constitutes a sale or a transfer for security is left to the courts"). In sum, we do not believe that Octagon Gas properly or definitively determines whether a seller of chattel paper or accounts retains any interest or right where, as is anticipated by the Contribution Agreement, the Original Issuer and SLFC intend to convey to the Corporation all of their rights and interest in and to the Financed Student Loans as a true sale, and where the Corporation evidences its ownership interest by filing appropriate financing statements. The Permanent Editorial Board for the Uniform Commercial Code (the "PEB") came to a similar conclusion -- that the holding in Octagon Gas was erroneous -- in its comment to Article 9. See PEB Commentary on the Uniform Commercial Code, Commentary No. 14 (Section 9-102(1)(b)) (Final Draft dated June 10, 1994). Moreover, Octagon Gas is not controlling precedent with respect to a South Dakota court or a federal court sitting in South Dakota and applying South Dakota law. You should recognize, however, that if Octagon Gas were followed and the Financed Student Loans were deemed to be "accounts,", it could result in a conclusion that the Financed Student Loans remained "property of the estate" of the Original Issuer or SLFC under (S) 541 of the Bankruptcy Code.

/5/ In Kanner, the debtor assigned a legal claim against a third party pursuant to an agreement providing that the debtor "absolutely assigned, transferred and sold any and all right, title and interest it had" in the claim. 482 F.2d at
938. As discussed infra, the Second Circuit held that the assignment created only a security interest, relying largely upon the fact that payments made on the claims were to be applied in satisfaction of the debt secured and that any balance would belong to the assignor.
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F.2d at 543;/6/ In re Candy Lane Corp., supra note 1, 38 B.R. at 575; In re
O.P.M. Leasing Services, Inc., 30 B.R. 642, 647-48 (Bankr. S.D.N.Y. 1983). This objective intent and the true nature of the transaction are to be determined from all of the facts and circumstances of the transaction. See In re Golden Plan of California, Inc., 829 F.2d 705, 709 (9th Cir. 1987); In re Candy Lane Corp., supra note 1, 38 B.R. at 576 ("an examination of the substance of the documents in the context of the surrounding transaction")./7/ As stated by the Third Circuit in reviewing prior cases:

     [D]espite the express language of the agreements, the respective courts examined the parties' practices, objectives, business activities and relationships and determined whether the transaction was a sale or a secured loan only after analysis of the evidence as to the true nature of the transaction.

Major's Furniture, supra, 602 F.2d at 545 (emphasis added); see also In re Evergreen Valley Resort, Inc., supra, 23 B.R. at 661; In re Carolina Utils. Supply Co., 118 B.R. 412, 415 (Bankr. D.S.C. 1990). In sum, an examination of the true nature of a transaction requires an analysis of the economic substance and legal character of the transaction, which examination will enable the court to resolve the ultimate issue in characterizing such transaction, i.e., "whether the true nature of the transaction is such that the 'legal rights and economic consequences of the agreement bear a greater similarity to a financing transaction or to a sale.'" In re Evergreen Valley Resort, Inc., supra, 23 B.R. at 661, quoting Major's Furniture, supra, 602 F.2d at 544./8/

          In conducting an analysis of the economic substance and legal character of a transaction, the case law indicates that the determination of whether to recharacterize a sale of assets as a loan is largely a function of the extent to which the

----------------------
/6/ In Major's Furniture, although the accounts receivable purchase agreement contained the words "purchase" and "sale," the Third Circuit found, as discussed infra, that the agreement provided for merely a transfer to secure indebtedness.

/7/ In evaluating the "context of the surrounding transaction," a court may be expected to consider whether the transaction is characterized by the parties as a sale or a loan not only in the operative documents, but also for accounting and tax purposes.

/8/ There are, however, a few cases involving sophisticated parties in which the courts either have given effect to the intent clearly expressed in the language and terms of the operative documents without analyzing the economic substance and legal character of the transaction, or have found the latter factors outweighed by such clearly expressed intent. See In re National Equip. & Mold Corp., 64 B.R. 239, 245 (Bankr. N.D. Ohio 1986) ("Such terms so clearly express the intent of the parties that there is no reasonable or rational interpretation which can be used to assert that the Debtor intended to retain any rights in the accounts subsequent to its execution of the contract"); In re Bevill Bresler & Schulman Asset Management Corp., 67 B.R. 557, 596-98 (D.N.J. 1986) (having determined that agreements at issue were "hybrid" transactions possessing both sale and loan characteristics, court rejected analysis based upon "weighing economic factors" and gave effect to clearly expressed intent of sophisticated parties to consummate sale rather than loan); see also In re Kassuba, 562 F.2d 511, 515 (7th Cir. 1977) ("However, appellants have admitted that they were sophisticated in matters of real estate financing at the time of these transactions . . . . Appellants have removed any doubt about the intent of the parties"); cf. In re Lemons & Assocs., Inc., supra, 67 B.R. at 209-10 (guarantee of payment "insufficient to outweigh objective indications of an intended sale"); Indian Lake Estates Inc. v. Special Invs., Inc., 154 So.2d 883, 888 (Fla. Dist. Ct. App.), cert. denied, 161 So.2d 219 (1963) ("It is clear that the intent of the parties controls in these cases").
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risks and benefits associated with ownership have either been retained or transferred by the transferor. See, e.g., Grossman v. Butcher, 1992 WL 158422, Slip Op. at 3 (Ohio Ct. App. June 30, 1992) (citing treatise for view that in "true sale," buyer is subject to risk of loss and/or entitled to benefit beyond fixed sum); In re Executive Growth Invs., Inc., 40 B.R. 417, 422 (Bankr. C.D. Cal. 1984) ("Traditionally, risk of loss has been regarded as one of the hallmarks of ownership"); see also Major's Furniture, supra, 602 F.2d at 545-46; In re The Woodson Co., supra, 813 F.2d at 271-72; In re Lendvest Mortgage, Inc. 119 B.R. 199, 200 (9th Cir. BAP 1990). Probably the most important factor in an analysis of the allocation of risks and benefits is the nature and level of recourse possessed by the putative buyer against the seller. Other factors include the nature and scope of the role retained by the seller in the administration of the assets and the proceeds thereof; the rate of return paid to the putative buyer; and the transfer or retention of the right to enjoy the value or surplus generated by the assets in excess of the consideration paid therefor./9/ Recourse in a transaction generally involves some form of guarantee of the performance of the underlying assets transferred, which can be structured as a reserve fund, an obligation to substitute or repurchase underperforming assets, or a guarantee of an agreed-upon return regardless of the performance of those assets. Although the mere existence of recourse is itself not dispositive of the proper characterization of a transaction,/10/ many courts have reasoned that if the nature and level of recourse reveals that all or virtually all risk of loss was retained by the transferor, the transfer should properly be characterized as a loan.

          Major's Furniture represents the most frequently cited case on this topic, for its analysis of the nature and level of recourse and its holding that a transfer structured as a sale should be recharacterized as a loan where the transferee assumes almost none of the risks associated with ownership. Major's Furniture involved a purported sale by Major's to Castle of accounts receivable in which Major's effectively retained all risk associated with the collectibility of the assigned

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/9/ The court in In re Evergreen Valley Resort Inc., supra, set out a list of factors, including recourse, that bear upon the characterization analysis:

     A security interest is indicated where the assignee retains a right to a deficiency on the debt if the assignment does not provide sufficient funds to satisfy the amount of debt. A security interest is also indicated when the assignee acknowledges that his rights in the assigned property would be extinguished if the debt owed were to be paid through some other source. Likewise, a security interest is indicated if the assignee must account to the assignor for any surplus received from the assignment over the amount of the debt. Evidence that the assignor's debt is not reduced on account of the assignment is also evidence that the assignment is intended as security. Finally, the contract language itself may express the intent that the assignment is for security only.

23 B.R. at 661 (citations omitted).

/10/ See Major's Furniture, supra, 602 F.2d at 544 ("[T]he presence of recourse in a sale agreement without more will not automatically convert a sale into a security interest"); Uniform Commercial Code (S) 9-502, Official Comment. 4 ("there may be a true sale of accounts or chattel paper although recourse exists"). Indeed, as discussed infra, several cases have held that a transaction was a sale notwithstanding significant or even complete recourse.
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accounts. The Third Circuit adopted the findings and conclusions of the lower court and held that notwithstanding the "sale" language contained in the agreement, the transfer was merely a loan secured by a pledge because "none of the risks present in a true sale is present here":

     It appears that Castle required Major's to retain all conceivable risks of uncollectibility of these accounts. It required . . . that Major's warrant that the accounts were fully enforceable legally and were "fully and timely collectible." It also imposed an obligation to indemnify Castle out of a reserve account for losses resulting from a customer's failure to pay, or for any breach of warranty, and an obligation to repurchase any account after the customer was in default for more than 60 days . . . Guaranties of quality alone, or even guarantees of collectibility alone, might be consistent with a true sale, but Castle attempted to shift all risks to Major's, and incur none of the risks or obligations of ownership.

Major's Furniture, supra, 602 F.2d at 545; see also Blackford v. Commercial Credit Corp., 263 F.2d 97, 106 (5th Cir.), cert. denied, 361 U.S. 825 (1959)
(transfer of accounts held a loan where transferor warranted that each account would be paid timely, agreed to pay any amounts not timely paid and provided similar protections "essentially guaranteeing [the transferees] that they will suffer no loss on the transaction"); Fox v. Peck Iron & Metal Co., supra note 1, 25 B.R. at 690 ("Peck never assumed the normal risks of ownership, such as the risk that the value of the property might decline . . ."); Abeloff v. Ohio Finance Co., 313 Mich. 568, 21 N.W.2d 856 (Sup. Ct. Mich. 1946); Union Planters Nat'l Bank v. United States, 426 F.2d 115 (6th Cir.), cert. denied, 400 U.S. 827
(1970).

          In In re The Woodson Co., supra, the Ninth Circuit found that the transferees were relieved of all risk of loss and held, as a result, that purported sales of interests in a mortgage broker's (Woodson's) loan portfolio should properly be recharacterized as loans./11/ The transferees were relieved of any risk of loss in that:

-----------------------
/11/ See also In re Executive Growth Invs., Inc., supra, 40 B.R. at 422 (court held that transfer of interest in promissory note and collateral was properly recharacterized as a loan where transferor retained the risk of loss by virtue of an express contractual provision providing for full recourse).
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     Woodson guaranteed monthly payments to each investor regardless of whether borrowers made their monthly payments . . . . If a loan was foreclosed, the investors had an option either to receive payment in full (unpaid principal balance plus accrued interest) from Woodson or to reimburse Woodson for the costs for foreclosure and to take title to the property at the time of sale. No investor ever exercised this latter option.

813 F.2d at 268./12/

          Similarly, in In re S.O.A.W. Enterprises. Inc., 32 B.R. 279 (Bankr. W.D. Tex. 1983), the court considered the nature of transactions in which S.O.A.W., a real estate developer, entered into financing arrangements with a bank, Castle Rock, whereby Castle Rock "purchased" participations in "Agreements for Deeds." The court concluded that the purported sales of participations were properly recharacterized as loans because the transactions were structured so that Castle Rock bore no risk of loss. In addition to an absolute obligation on the part of S.O.A.W. to "repurchase" Castle Rock's investment for any Agreement in default,

     [B]oth S.O.A.W. and its President . . . personally guaranteed the return to Castle Rock of its investment and guaranteed the interest to be generated by investment. Thus, Castle Rock "participated" in no risk of non-payment by the Agreement for Deed vendees because it did not look to them for repayment.

32 B.R. at 282-83. Moreover, under the operative agreement, Castle Rock, as participant, actually received a greater rate of repayment and return than S.OA.W. received.

          The foregoing discussion indicates that several courts have considered substantial recourse and the retention by the transferor of the risk of loss to be important factors in the characterization of a particular transaction. However, several other courts have upheld transactions denominated as sales notwithstanding such recourse and the failure to transfer risk of loss. Most notably,

------------------------
/12/ This recourse mechanism differed from the device discussed in In re Golden Plan of California Inc., 829 F.2d 705 (9th Cir. 1986), whereby the seller-servicer of promissory notes and trust deeds would, in the event an assigned obligation went into default, make "advances" on the defaulting borrower's behalf. The Ninth Circuit, after reviewing the other servicing functions performed by the seller-servicer, concluded that making "advances" did not amount to a guarantee of repayment warranting recharacterization of the transaction: "[D]espite a practice known as 'advancing,' the Bear investors received no contractual guarantee of repayment or compensation in case of foreclosure. Such assumption of risk strongly suggests that the Bear investors were not in a creditor-debtor relationship with Golden Plan." 829 F.2d at 709. The Woodson court, in fact, expressly distinguished the transaction in In re Golden Plan of California Inc. noting that: "In contrast to our case, payments [in the Golden Plan transaction] were not guaranteed (notes were assigned without recourse), and upon foreclosure the purchasers were left to their own remedies against borrowers. In other words, they bore the ordinary risks of ownership." In re The Woodson Co., supra, 813 F.2d at 272 n.6.
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the court in In re Lemons & Assocs., Inc., supra, addressed the proper characterization of transactions between a mortgage company, Lemons, which engaged in brokering real estate loans and buying and selling promissory notes secured by deeds of trust, and the investors, who purportedly "purchased" such notes. The court determined that the objective manifestation of the parties' intent, as indicated by the testimony of transferees and the terms (such as "purchase" and "sale") contained in various documents, outweighed other factors which might otherwise be indicative of a loan.

     The Court acknowledges that Lemons' practice of "guaranteeing" regular returns to investors irrespective of the actual performance on the notes, and, at return rates exceeding the interest rates paid by the borrowers, does indicate that the investors bore none of the risks normally accompanying a purchase. Similarly, the "Early Withdrawal" provisions that allowed investors to disassociate themselves with notes [that is, transfer their investment to another note in the event of borrower default] suggests that the risk associated with an investment purchase was lacking. On balance, however, the Court finds that these inconsistencies are insufficient to outweigh the objective indications of an intended sale manifested by the other documents.

In re Lemons & Assocs., Inc., supra, 67 B.R. at 210./13/ In addition to analyzing the objective intent of the parties, the court in Lemons also noted that characterization of the transactions as loans rather than purchases would have at least two significant consequences. First, since none of the investors were in possession of the notes, their security interests would not be perfected and the investors "would be unsecured creditors of the estate only." Id. at 209. Second, if no sale had occurred, the investors would be unable to claim an equitable ownership interest in the notes under the Bankruptcy Code. Id. These observations suggest that a court may be influenced in its decisionmaking by other considerations, such as the threat of broad losses to "innocent" investors. Moreover, as previously noted, the commentary to Article 9 states that "there may be a true sale of accounts or chattel although recourse exists." See note 10 supra.

----------------------
/13/ See also Lake Hiwassee Dev. Co. v. Pioneer Bank, 535 S.W.2d 323, 326-27 (Sup. Ct. Tenn. 1976) (court held that transaction involving transfer of notes was sale notwithstanding provision of full recourse against seller and creation of reserve fund, finding that "[t]he establishment of a reserve fund . . . is not sufficient to convert an otherwise valid sale into a loan"); A.B. Lewis Co. Inc. v. National Inv. Corp., 421 S.W.2d 723, 728 (Tex. Civ. App. 1967) (court held that transfer of conditional sales contracts with full recourse was sale and not loan, viewing full recourse as "a contingent obligation . . . not inconsistent with a sale of the contract rather than a pledge to secure a loan"); Indian Lake Estates, Inc. v. Special Invs., Inc., supra note 9,154 So.2d at 891 (court held that transfer of accounts receivable was sale even though transfer was accompanied by full recourse and guaranty of payment); General Motors Acceptance Corp. v. Mid-West Chevrolet Co., 66 F.2d 1, 8 (10th Cir. 1933) (court found "no substantial evidence . . . that the transactions were not sales of contracts" despite full recourse against seller).
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                           II. The Factual Context.

          In rendering the opinion expressed herein we have relied, as to
(i) factual matters, (ii) conclusions (other than matters of law) and (iii) the actions that parties to the transaction will take or refrain from taking in the future, to the extent we deemed such reliance proper and to the extent not otherwise verified by us, on certificates of responsible officers of the Original Issuer, SLFC and the Corporation, copies of which certificates are attached hereto, and we have assumed, without independent verification, that such certificates are correct. For purposes of the opinion hereinafter expressed we note in particular the following terms of the transfers of the Financed Student Loans and related transactions, which, unless expressly stated otherwise, we have established based upon a review of the Indenture, the Contribution Agreement, the Servicing Agreement and related agreements and the officers' certificates attached hereto:

          1. The Original Issuer will assign all of its rights and interest in the Financed Student Loans and the other assets comprising the Trust Estate (subject to the lien of the Indenture) to SLFC, and SLFC will immediately thereafter assign all of its rights and interest in the Financed Student Loans and the other assets comprising the Trust Estate (subject to the lien of the Indenture) to the Corporation, all pursuant to the Contribution Agreement. Following such assignments, neither the Original Issuer nor SLFC will have the right to modify or alter the terms of such assignments.

          2. The Contribution Agreement states that it is the intention of the Original Issuer and SLFC, as applicable, that the related assignment of the Financed Student Loans and the other assets comprising the Trust Estate constitute an absolute assignment to the Corporation of all of the Original Issuer's and SLFC's rights and interest in and to the Financed Student Loans and the other assets comprising the Trust Estate.

          3. We have assumed that SLFC, as Servicer, and the Original Issuer will comply with the requirements of the Contribution Agreement, the Servicing Agreement and the Indenture relating to (i) the endorsement of each promissory note to the Trustee, as well as evidence of the pledge thereof under the Indenture, (ii) the filing of UCC-1 financing statements and continuation statements in order to perfect the sale of the Financed Student Loans under applicable state law, (iii) the possession of the files relating to the Financed Student Loans, and (iv) the segregation of proceeds of the Financed Student Loans, during the term of the Indenture. In particular, the obligor on each Financed Student Loan has been or will be notified that such Loan has been assigned by the Original Issuer, and that all payments on such Financed Student Loan should be sent to a lockbox under the

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Page 11


control of the Trustee. The Department of Education and each Guarantee Agency have been or will be notified that the Trustee is the owner of the Financed Student Loans for all purposes of the Higher Education Act and each Guarantee Program. SLFC will, however, retain custody of the files relating to the Financed Student Loans, in its capacity as Servicer.

          4. Neither the Original Issuer nor SLFC has any right to repurchase or otherwise to cause the reconveyance to itself of any of the Financed Student Loans or other assets comprising the Trust Estate.

          5. Neither the Original Issuer nor SLFC has any obligation to repurchase Financed Student Loans from the Corporation or the Trustee, although the Original Issuer has agreed, in the Contribution Agreement, to indemnify the Corporation for any losses on the Financed Student Loans as a result of its failure to comply with its plan for doing business, as required under the Higher Education Act.

          6. Neither the Original Issuer nor SLFC has any right to repurchase any of the Financed Student Loans from the Corporation.

          7. Neither the Original Issuer nor SLFC has any obligation to provide the Corporation or the Holders of Series 1997-1 Notes with protection against delinquencies and losses on the Financed Student Loans.

          8. Neither the Original Issuer nor SLFC has entered or will enter into any agreements or other arrangements whereby the Corporation or the Holders of Series 1997-1 Notes would be protected against the risk of fluctuations in the market value of the Financed Student Loans.

          9. Neither the Original Issuer nor SLFC has entered or will enter into any agreements or other arrangements whereby the Corporation or the Holders of Series 1997-1 Notes would be protected against the risk of prepayments on the Financed Student Loans.

          10. The Original Issuer will have no remaining rights in the Financed Student Loans, and the only rights of SLFC in the Financed Student Loans will be pursuant to its obligation to service the Financed Student Loans as set forth in the Servicing Agreement.

          11. There are no agreements, arrangements or understandings, written or otherwise, with respect to the transfer of the Financed Student Loans

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Page 12


other than as set forth in the Indenture, the Contribution Agreement and the Servicing Agreement.


                  III. Applying the Law to the Instant Facts.

          It is apparent, in applying the legal principles developed from the cases discussed in Part I above to the facts summarized in paragraphs 1 through 12 of Part II above, that several attributes of the transaction described therein argue strongly in favor of characterizing the transfer by the Original Issuer to SLFC and by SLFC to the Corporation as sales. At the same time, certain other aspects of the transaction suggest one or more loans secured by the Financed Student Loans rather than a sale. On balance, however, we believe that the factors which militate in favor of a court's characterizing the transfers of the Financed Student Loans as "true sales" substantially outweigh those which militate against such a characterization.

          1. Intent of the Parties. First, the parties' intent to have the assignment of the Financed Student Loans and the other assets comprising the Trust Estate from the Original Issuer to SLFC, and from SLFC to the Corporation, as absolute assignments rather than pledges. The Contribution Agreement describes the transactions as outright assignments.

          2. State Law Requirements. Second, although the matter is not free from doubt, we are of the opinion that the Contribution Agreement transfers all the Original Issuer's and SLFC's rights and interest in and to the Financed Student Loans under South Dakota law. The steps necessary to transfer the Financed Student Loans depends on the characterization of the Financed Student Loans under the South Dakota Uniform Commercial Code. Because the obligor's promissory note constitutes a promise to pay a sum certain of money at a specified time, the promissory note would appear to be an "instrument" under the South Dakota U.C.C. The South Dakota U.C.C. does not govern the outright sale of instruments, but does govern the attachment and perfection of security interests in instruments. The South Dakota U.C.C. requires that the secured party or its agent obtain custody of the instruments in order for a valid security interest to attach. Here, SLFC will retain custody of the promissory notes. Uniform Commercial Code (S)9-305, Official Comment 2 makes clear that leaving the debtor or someone controlled by the debtor in possession of the instruments precludes the perfection of a security interest. South Dakota common law, not the South Dakota U.C.C., governs the outright sale of instruments, and while we have found no statutes or case law on point, it is possible that a South Dakota court would hold that, if the Financed Student Loans were deemed "instruments," the Original Issuer and SLFC did not transfer all their rights and interest therein to the Corporation because SLFC

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Page 13


retained custody of the instruments. However, the Original Issuer and SLFC have taken several other actions, sufficient to deprive the Original Issuer and SLFC of further control over the Financed Student Loans, that should lead a South Dakota court to conclude that a valid transfer did take place. First, the promissory notes were endorsed to reflect their pledge to the Trustee, which would preclude the Original Issuer or SLFC from selling the promissory notes to a third party acting in good faith. Second, the obligors on each promissory note were notified of the pledge to the Trustee. Third, the Department of Education and each Guarantee Agency have been or will be notified that the Trustee is the owner of the Financed Student Loans for all purposes of the Higher Education Act and each Guarantee Program.

          We do not believe the Financed Student Loans would be characterized as "instruments" under South Dakota law, for several reasons. First, the Financed Student Loans consist of more than the promissory note of the obligor. The value of any Financed Student Loan in large part depends on the various guarantees and supplemental payments, provided by various government and private agencies, that accompany the promissory note. These are more than insurance or guaranties of collectibility (which might be characterized as "proceeds" of the instrument under South Dakota U.C.C. (S)9-306(1)); many of the Financed Student Loans include rights to supplemental interest payments enhancing the yield of the Financed Student Loan. Because the Financed Student Loans must be understood as consisting of a bundle of rights, including the promissory note of the obligor and the various rights under the applicable guarantees and supplemental payment programs, the Financed Student Loans should (but for the effect of the provisions of the Higher Education Act, discussed below) be characterized as "general intangibles" under South Dakota law. The sale of general intangibles is governed by South Dakota common law, not the Sourth Dakota U.C.C. Although we could find little case law on point, based on the available precedent and the law of other jurisdictions, we believe that, under South Dakota law, all that is required for the sale of a general intangible is a clear expression of intent to sell the general intangibles, plus the other requisites of contract formation. Accordingly, we are of the opinion that, if the Financed Student Loans were characterized as "general intangibles," the Original Issuer and SLFC have taken all actions necessary to transfer their rights and interest in the Financed Student Loans to the Corporation.

          The Higher Education Act, 20 U.S.C. (S) 1087-2(d)(3), provides that, "notwithstanding the provisions of any State law, including the Uniform Commercial Code as in effect in any State, a security interest in insured student loans [such as the Financed Student Loans] created on behalf of . . . any eligible lender may be perfected either through the taking of possession of such loans or the filing of notice of such security interest in such loans in the manner provided by such State law for perfection of security interests in accounts." The effects of this
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Page 14


provision are unclear: the Uniform Commercial Code defines a "security interest" as the rights of a pledgee of goods, instruments, general intangibles, etc., but the term is defined to also include the rights of a buyer of chattel paper or accounts. South Dakota U.C.C. (S) 1-201(37). It is unclear whether the Higher Education Act language is intended to encompass the "security interest" of a buyer of insured student loans, or is intended to deal only with pledges and not sales of insured student loans. It would be anomalous to conclude that the Higher Education Act, which elsewhere deals with both sales and pledges of insured student loans, in this provision changed the legal framework only for pledges, and not sales, of insured student loans, but we could find no legislative history on this question. It is clear that the Higher Education Act preempts the South Dakota U.C.C.'s provisions for the perfection of pledges of insured student loans; it is likely that a court would hold that the Higher Education Act also preempts South Dakota common law on the sale of insured student loans. If the Financed Student Loans were characterized as "accounts," we are of the opinion that the Original Issuer and SLFC have taken all actions necessary to transfer their rights and interest in the Financed Student Loans to the Corporation./14/

          3. Other Facts and Circumstances. In addition to the intent of the parties and the satisfaction of state-law requirements, the facts and circumstances surrounding the assignments of the Financed Student Loans are either indicative of or not inconsistent with a "true sale" characterization. For example, whether the transferor or the transferee services the loans and notifies the obligor of the assignment may influence the characterization of a transaction. See In re Alda Commercial Corp., 327 F. Supp. 1315 (S.D.N.Y. 1971). In the instant case, SLFC will continue to service the Financed Student Loans in its capacity as the Servicer under the Servicing Agreement, and will retain custody of the files related to the Financed Student Loans. The Obligors, however, have been or will be notified of the transfer of the Financed Student Loans to the Trustee, and to honor instructions from the Trustee regarding where to make future payments on the Financed Student Loans. While servicing by the transferee with notice to the obligor of the sale may indicate a sale, servicing by the transferor, even in the absence of notification of the obligors, does not necessarily prevent sale treatment. See In re Federated Dep't Stores, Inc.,

----------------------
/14/ As stated in note 4, if a South Dakota court or a federal court sitting in South Dakota and applying South Dakota law followed the Octagon Gas case, it could conclude that Financed Student Loans that are accounts under the Uniform Commercial Code nevertheless remained "property of the estate" of the Original Issuer or SLFC under (S) 541 of the Bankruptcy Code. As stated in note 4, however, Octagon Gas is not controlling precedent with respect to such a court. Perfection of the "security interest" in accounts granted by the Original Issuer and SLFC to the Corporation in connection with its transfer of the Financed Student Loans to the Corporation will be governed by the law of the State of South Dakota as long as the "debtor's" (i.e., the Original Issuer's and SLFC's) chief executive office is located in the State of South Dakota. South Dakota U.C.C. (S)9-103(3)(b). We therefore are of the opinion that South Dakota law would govern perfection of the transfer of such accounts by the Original Issuer and SLFC to the Corporation pursuant to the Contribution Agreement. You should note, however, that perfection of a competing possessory security interest in the Financed Student Loans, if they were deemed to constitute "instruments" under the Uniform Commercial Code, could be governed by the laws of other jurisdictions. See South Dakota U.C.C. (S).9-103(1)(b).

[addressees]
November __, 1997
Page 15


No. 1-90-00130, 1990 Bankr. LEXIS 2453 at *6 (Bankr. S.D. Ohio Nov. 21, 1990)
(holding sales of receivables to be "true arms-length sales," court approved sellers' servicing of accounts and cited "valid business reasons" for not notifying obligors of sale); In re P.A. Bergner & Co. Holding Co., Nos. 91-05501 to 91-05516, Slip Op. at 11-12 (Bankr. E.D. Wis. April 16, 1992) (sales of receivables deemed "true arms-length sales" notwithstanding appointment of seller as servicer of receivables); In re Carter Hawley Hale Stores Inc., No. LA 91-64140, Slip Op. at 15-16 (Bankr. C.D. Cal. July 15, 1991) (same); A.B. Lewis Co. Inc. v. National Inv. Corp., 421 S.W.2d 723, 728 (Tex. Civ. App. 1967) (giving reasons, on facts of case, that collection by seller and non-notification of obligors of assigned sales contracts did not require characterization of assignment as loan).

          Another factor considered by a few courts in their characterization analysis is the extent to which a seller or transferor that acts as servicer of the transferred assets is afforded an unfettered right to use those assets (or the proceeds they generate) for its own purposes and to commingle the assets with its own assets. Courts reviewing the scope of this authority have ordinarily attempted to determine whether the assets or proceeds are in fact held in trust for the transferee or are instead under the full control of the transferor-servicer. Unbounded control by the transferor may reflect a retained ownership interest inconsistent with a sale of assets but entirely consistent with the grant of a security interest by a debtor-servicer. In the context of this analysis, the commingling of funds or assets has generally been considered indicative of a debtor-creditor relationship, rather than a trustee or an agency relationship between a seller-servicer and a buyer. See Federal Home Loan Mortgage Corp. v. FDIC, 1985 WL 17367, at *4 (E.D. Ky. 1985) (commingling of funds with bank's general funds and bank's "unfettered right to temporary control and use of the funds" precluded finding that a trust fund had been created, instead indicating debtor-creditor relationship between bank-servicer and claimant); see also In re Shulman Transport Enters, Inc., 744 F.2d 293, 295-96 (2d Cir. 1984) (court held that debtor-creditor relationship existed where "agent" was free to commingle and use funds for its own benefit and not subject to "principal's direction and control"); In re Cook United, Inc., 50 B.R. 559, 561 (Bankr. N.D. Ohio 1985) ("provision that funds are to be held 'in trust' does not create a trust where the alleged trustee may freely commingle . . ."). In the instant transaction, all payments made in connection with the Financed Student Loans will be initially deposited in the Revenue Fund, which will be under the control of the Trustee, and transferred therefrom to other segregated Funds and Accounts established in the name of the Trustee. SLFC will exert control over collections only in its capacity as Servicer, and any such authority or control granted under the Servicing Agreement is carefully circumscribed and limited in scope.

[addressees]
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Page 16


          Another important factor examined by the courts is the extent to which the purported buyer or seller of the Financed Student Loans bears the risks and enjoys the benefits of their ownership. The "benefits" associated with ownership consist primarily of the opportunity for the buyer to retain any excess above the purchase price of the property and to reap any gains that may arise from an increase in the market value of the property. A purported seller's right to repurchase the subject property or to substitute property, in order to capture such increase or to retain any surplus remaining after the buyer has received a discrete amount in respect of the transaction, may indicate that the benefits of ownership have been retained by the transferor, suggesting a debtor-creditor relationship rather than a seller-buyer relationship.

          In the instant transaction, neither SLFC nor the Original Issuer have any such rights. The Corporation has no obligation to account for or repay any profit or surplus that the Financed Student Loans may generate over and above the amount of the original proceeds from the sale of the Series 1997-1 Notes. Any such profit will instead be retained by the Corporation. See In re Joseph Kanner Hat Co., Inc., supra, 482 F.2d at 940; In re Evergreen Valley Resort, Inc., supra, 23 B.R. at 661 ("a security interest is indicated if the assignee must account to the assignor for any surplus received from the assignment over the amount of the debt"). In sum, it is the Corporation, and not SLFC or the Original Issuer, which receives the primary benefit associated with ownership of the Financed Student Loans.

          In addition, the Corporation, and not SLFC or the Original Issuer, bears most of the risks attendant to ownership of the Loans. As described earlier, a court attempting to discern the allocation of risk in a transfer of assets will look first and foremost at the nature and level of recourse available to the transferee against the transferor. In the present case, the Original Issuer (except as described above in connection with its indemnification for failure to comply with its plan for doing business) and SLFC have provided no recourse whatsoever. Repayment of the Series 1997-1 Notes will depend on payments on the Financed Student Loans (including payments under the related guarantee programs) and the overcollateralization of the Series 1997-1 Notes.

                                 IV. Opinion.

          In considering the opinion expressed below, you should be aware that, to the best of our knowledge, there is no controlling statutory provision and no judicial precedent that is directly on point. In addition, certain of the judicial precedents which do exist may be viewed as inconsistent with our opinion, although we believe such precedents are distinguishable from the facts presented in this transaction. Finally, you should recognize that it is impossible to predict with

[addressees]
November __, 1997
Page 17


certainty the outcome of any future judicial proceeding. Nevertheless, based on the foregoing examination and review and based on the terms of the transaction as set forth above, it is our opinion that if either the Original Issuer or SLFC became a debtor under the Bankruptcy Code, the transfer by the Original Issuer to SLFC of the Financed Student Loans and the other assets comprising the Trust Estate, and the transfer by SLFC to the Corporation of the Financed Student Loans and the other assets comprising the Trust Estate, would (subject to the final sentence in this paragraph) be characterized, by a court exercising reasonable judgment under existing statutes and judicial precedents, as a true sale, sufficient to remove the Financed Student Loans and the other assets comprising the Trust Estate from the Original Issuer's and SLFC's estate, respectively, for the purposes of Section 541 of the Bankruptcy Code (11 U.S.C.
(S) 541) in the event either the Original Issuer or SLFC became a debtor under the Bankruptcy Code, and neither Section 362(a) of the Bankruptcy Code (11 U.S.C. (S) 362(a)) nor Section 543 of the Bankruptcy Code (11 U.S.C. (S) 543) would apply to the Financed Student Loans and the other assets comprising the Trust Estate in such an insolvency proceeding relating to either the Original Issuer or SLFC (except that we express no opinion as to proceeds of Financed Student Loans held by either the Original Issuer or SLFC and commingled with other funds on the date either such entity were to become a debtor under the Bankruptcy Code). We express no opinion as to the availability of a preliminary injunction or temporary restraining order pursuant to the broad equitable powers granted to a bankruptcy court under Section 105 of the Bankruptcy Code (11 U.S.C. (S) 105).

          The opinion expressed herein is limited to questions of federal law and the laws of the State of South Dakota. This opinion is being delivered to you at the Original Issuer's request only for your use. It is not to be circulated or republished to, or relied upon by, any other person without our prior written consent, except that the Original Issuer, SLFC and the Corporation may forward this opinion to their independent public accountants or to the extent necessary to comply with regulatory requirements applicable to the Original Issuer, SLFC or the Corporation.

Dated: November __, 1997

                                    Very truly yours,



CFS

[addressees]
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Page 18


Attachment:  A.  Officer's Certificate of the Original Issuer
             B.  Officer's Certificate of SLFC
             C.  Officer's Certificate of the Corporation

                                                                       EXHIBIT A

                 OFFICER'S CERTIFICATE OF THE ORIGINAL ISSUER



          This certificate is delivered in connection with the opinion of Dorsey & Whitney LLP to _____________________________________________________. All
defined terms used in this Certificate and not defined herein have the meanings set forth in the Indenture of Trust (the "Indenture") dated July 1, 1997, between Education Loans Incorporated (the "Original Issuer") and First Bank National Association, as Trustee (the "Trustee"). The Undersigned certifies that he is ___________________________________ of the Original Issuer and
further certifies and on behalf of the Original Issuer agrees and undertakes that:

          1. The Original Issuer will assign all of its rights and interest in the Financed Student Loans and the other assets comprising the Trust Estate (subject to the lien of the Indenture) to SLFC pursuant to the Contribution Agreement. Following such assignment, the Original Issuer will not have the right to modify or alter the terms of such assignment.

          2. The Original Issuer will comply with the requirements of the Contribution Agreement, the Servicing Agreement and the Indenture relating to (i) the endorsement of each promissory note to the Trustee, as well as evidence of the pledge thereof under the Indenture, (ii) the filing of UCC-1 financing statements and continuation statements in order to perfect the sale of the Financed Student Loans under applicable state law, (iii) the possession of the files relating to the Financed Student Loans, and (iv) the segregation of proceeds of the Financed Student Loans, during the term of the Indenture. In particular, the obligor on each Financed Student Loan has been or will be notified that such Loan has been assigned by the Original Issuer, and that all payments on such Financed Student Loan should be sent to a lockbox under the control of the Trustee. The Department of Education and each Guarantee Agency have been or will be notified that the Trustee is the owner of the Financed Student Loans for all purposes of the Higher Education Act and each Guarantee Program.

          3. The Original Issuer has no right to repurchase or otherwise to cause the reconveyance to itself any of the Financed Student Loans or other assets comprising the Trust Estate.

          4. The Original Issuer has no obligation to repurchase Financed Student Loans from the Corporation or the Trustee, although the Original Issuer has agreed, in the Contribution Agreement, to indemnify the Corporation for any losses on the Financed Student Loans as a result of its failure to comply with its plan for doing business, as required under the Higher Education Act.

          5. The Original Issuer has no right to repurchase any of the Financed Student Loans from the Corporation.

          6. The Original Issuer has no obligation to provide the Corporation or the Holders of Series 1997-1 Notes with protection against delinquencies and losses on the Financed Student Loans.

          7. The Original Issuer has not entered nor will it enter into any agreements or other arrangements whereby the Corporation or the Holders of Series 1997-1 Notes would be protected against the risk of fluctuations in the market value of the Financed Student Loans.

          8. The Original Issuer has not entered nor will it enter into any agreements or other arrangements whereby the Corporation or the Holders of Series 1997-1 Notes would be protected against the risk of prepayments on the Financed Student Loans.

          9. The Original Issuer will have no remaining rights in the Financed Student Loans.

          10. There are no agreements, arrangements or understandings, written or otherwise, with respect to the transfer of the Financed Student Loans other than as set forth in the Indenture, the Contribution Agreement and the Servicing Agreement.

          IN WITNESS WHEREOF, I have hereunder signed my name.

Dated: November _____, 1997


                                    _________________________
                                    [Name]
                                    [Title]

                                                                       EXHIBIT B

           OFFICER'S CERTIFICATE OF STUDENT LOAN FINANCE CORPORATION


          This certificate is delivered in connection with the opinion of Dorsey & Whitney LLP to _____________________________________________________. All
defined terms used in this Certificate and not defined herein have the meanings set forth in the Indenture of Trust (the "Indenture") dated July 1, 1997, between Education Loans Incorporated (the "Original Issuer") and First Bank National Association, as Trustee (the "Trustee"). The Undersigned certifies that he is ___________________________________ of Student Loan Finance
Corporation ("SLFC") and further certifies and on behalf of SLFC agrees and undertakes that:

          1. Following the Original Issuer's assignment of all of its rights and interest in the Financed Student Loans and the other assets comprising the Trust Estate (subject to the lien of the Indenture) to SLFC, SLFC will immediately thereafter assign all of its rights and interest in the Financed Student Loans and the other assets comprising the Trust Estate (subject to the lien of the Indenture) to the Corporation, all pursuant to the Contribution Agreement. Following such assignments, SLFC will not have the right to modify or alter the terms of such assignments.

          2. SLFC, as Servicer, will comply with the requirements of the Contribution Agreement, the Servicing Agreement and the Indenture relating to (i) the endorsement of each promissory note to the Trustee, as well as evidence of the pledge thereof under the Indenture, (ii) the filing of UCC-1 financing statements and continuation statements in order to perfect the sale of the Financed Student Loans under applicable state law, (iii) the possession of the files relating to the Financed Student Loans, and (iv) the segregation of proceeds of the Financed Student Loans, during the term of the Indenture. In particular, the obligor on each Financed Student Loan has been or will be notified that such Loan has been assigned by the Original Issuer, and that all payments on such Financed Student Loan should be sent to a lockbox under the control of the Trustee. The Department of Education and each Guarantee Agency have been or will be notified that the Trustee is the owner of the Financed Student Loans for all purposes of the Higher Education Act and each Guarantee Program. SLFC will, however, retain custody of the files relating to the Financed Student Loans, in its capacity as Servicer.

          3. SLFC has no right to repurchase or otherwise to cause the reconveyance to itself of any of the Financed Student Loans or other assets comprising the Trust Estate.

          4. SLFC has no obligation to repurchase Financed Student Loans from the Corporation or the Trustee.

          5. SLFC has no right to repurchase any of the Financed Student Loans from the Corporation.

          6. SLFC has no obligation to provide the Corporation or the Holders of Series 1997-1 Notes with protection against delinquencies and losses on the Financed Student Loans.

          7. SLFC has not entered nor will it enter into any agreements or other arrangements whereby the Corporation or the Holders of Series 1997-1 Notes would be protected against the risk of fluctuations in the market value of the Financed Student Loans.

          8. SLFC has not entered nor will it enter into any agreements or other arrangements whereby the Corporation or the Holders of Series 1997-1 Notes would be protected against the risk of prepayments on the Financed Student Loans.

          9. The only rights of SLFC in the Financed Student Loans will be pursuant to its obligation to service the Financed Student Loans as set forth in the Servicing Agreement.

          10. There are no agreements, arrangements or understandings, written or otherwise, with respect to the transfer of the Financed Student Loans other than as set forth in the Indenture, the Contribution Agreement and the Servicing Agreement.

          IN WITNESS WHEREOF, I have hereunder signed my name.

Dated: October _____, 1997


                                    _________________________
                                    [Name]
                                    [Title]

                                                                       EXHIBIT C

                   OFFICER'S CERTIFICATE OF THE CORPORATION


          This certificate is delivered in connection with the opinion of Dorsey & Whitney LLP to _____________________________________________________. All
defined terms used in this Certificate and not defined herein have the meanings set forth in the Indenture of Trust (the "Indenture") dated July 1, 1997, between Education Loans Incorporated (the "Original Issuer") and First Bank National Association, as Trustee (the "Trustee"). The Undersigned certifies that he is ___________________________________ of the Corporation and further certifies and on behalf of the Corporation agrees and undertakes that:

          1. Following the Original Issuer's assignment of all of its rights and interest in the Financed Student Loans and the other assets comprising the Trust Estate (subject to the lien of the Indenture) to SLFC, the Corporation will immediately receive from SLFC all of SLFC's rights and interest in the Financed Student Loans and the other assets comprising the Trust Estate (subject to the lien of the Indenture), all pursuant to the Contribution Agreement. Following such assignments, neither the Original Issuer nor SLFC will have the right to modify or alter the terms of such assignments.

          2. Neither the Original Issuer nor SLFC has any obligation to repurchase Financed Student Loans from the Corporation or the Trustee, although the Original Issuer has agreed, in the Contribution Agreement, to indemnify the Corporation for any losses on the Financed Student Loans as a result of its failure to comply with its plan for doing business, as required under the Higher Education Act.

          3. Neither the Original Issuer nor SLFC has any right to repurchase any of the Financed Student Loans from the Corporation.

          4. Neither the Original Issuer nor SLFC has any obligation to provide the Corporation or the Holders of Series 1997-1 Notes with protection against delinquencies and losses on the Financed Student Loans.

          5. Neither the Original Issuer nor SLFC has entered or will enter into any agreements or other arrangements whereby the Corporation or the Holders of Series 1997-1 Notes would be protected against the risk of fluctuations in the market value of the Financed Student Loans.

          6. Neither the Original Issuer nor SLFC has entered or will enter into any agreements or other arrangements whereby the Corporation or the Holders of Series 1997-1 Notes would be protected against the risk of prepayments on the Financed Student Loans.

          7. There are no agreements, arrangements or understandings, written or otherwise, with respect to the transfer of the Financed Student Loans other than as set forth in the Indenture, the Contribution Agreement and the Servicing Agreement.

          IN WITNESS WHEREOF, I have hereunder signed my name.

Dated: November _____, 1997


                                    _________________________
                                    [Name]
                                    [Title]

                                       2